Exhibit 10.1

SonoSite, Inc.
FY2009 Variable Incentive Bonus Plan

1. Purpose

The SonoSite, Inc FY2009 Variable Incentive Bonus Plan (the “Plan”) is intended to: (i) enhance shareholder value by promoting strong linkages between employee contributions and company performance; (ii) support achievement of the business objectives of SonoSite, Inc. and its subsidiaries (the “Company”); and (iii) promote retention of participating employees.  The Plan is intended to achieve these objectives through the payment of “Cash Awards” or “Stock Awards” pursuant to the SonoSite, Inc. Amended and Restated 2005 Stock Incentive Plan, as approved by the Company’s stockholders on April 22, 2008 (the “SIP”).  If there is any conflict between the Plan and the SIP, the SIP will prevail.

2. Effective Date

This Plan is only effective for the Company’s 2009 fiscal year beginning January 1, 2009, through December 31, 2009 (the “Plan Year”). This Plan is limited in time and will expire automatically on December 31, 2009 (“Expiration Date”). This Plan also supersedes all prior bonus or commission incentive plans, whether with the Company or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

3. Administration

(a)
The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Administrator”). The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which employees are eligible to participate in the Plan, (b) prescribe the terms and conditions of the variable incentive plan payouts hereunder (as further defined in Section 5 below, the “VIP Payouts”), (c) certify the applicable Matrix Percentage Factors (as defined in Section 5 below) after the completion of the Plan Year, (d) interpret the Plan and the VIP Payouts, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. The Company’s President and its Vice President, Human Resources will be responsible for implementing the Plan.

(b)
All determinations and decisions made by the Administrator, the Board, and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

(c)
Subject, where applicable, to the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

(d)
The Company shall provide a copy of the Plan to each Participant (as defined in Section 4 below) and communicate to each Participant his or her Incentive Target Percentage as well as provide information about the Performance Graph (as each such term in defined in Section 5 below).

4. Eligibility

Any full-time regular employee of the Company may be eligible to participate in this Plan, provided he or she is designated by the Administrator as a participant and as to whom the Administrator has not, in its sole discretion, withdrawn such designation (a “Participant”) and he or she meets all the following conditions:

(a)	He or she has signed the individualized Executive Compensation Plan to which this Plan is attached;

(b)	He or she is a full-time regular employee of the Company as of both (1) the last day of the Plan Year, and (2) the date the payment is made (subject to Section 6 below);

(c)	He or she is not concurrently participating in a sales incentive or commission plan, or in any other bonus plan operated by or bonus contract with the Company;

(d)
He or she has not entered into an agreement relating to termination of his or her employment with the Company (other than an employment agreement or offer letter, change of control agreement, or equity compensation agreement that provides for certain benefits in connection with the Participant’s future termination of employment);

(e)
He or she has not transferred to a position with the Company that either (1) is not eligible for participation in this Plan (as determined in the Administrator’s sole discretion), or (2) is eligible for participation in another annual bonus program offered by the Company; and

(f)
He or she is not subject to a Performance Improvement Plan or other disciplinary actions, including not having engaged in any activity that the Administrator determines to be competitive with the Company and its business.

5. Plan Metrics

(a)
Each Participant shall be designated in writing as a Participant.  Subject to Section 5(b), the VIP Payout under this Plan for each Participant will be calculated based upon the following formula (the “Payout Formulas”):

	Base Salary	X	Incentive Target Percentage	X	Matrix Percentage Factor	=	VIP Payout

The “Base Salary” is the Participant’s base salary actually paid to the Participant for the Plan Year; provided that such base salary will be prorated based on hire or promotion date or to take into account any leaves of absence.  Nothing in this Plan, or arising as a result of a Participant’s participation in this Plan, shall prevent the Company from changing a Participant’s Base Salary at any time based on such factors as the Company shall in its discretion determine to be appropriate.

The “Incentive Target Percentage” is a percentage of Base Salary determined by the Administrator according to such factors as it, in its sole discretion, deems appropriate, including job function, individual Participant performance, competitive market data and historical Company compensation.

The “Matrix Percentage Factor” shall be a percentage set forth in a graph (the “Performance Graph”) approved by the Administrator.  One axis shall reflect the Revenue Factor and the other axis shall reflect the Operating Profit Factor.  In calculating actual VIP Payouts, determination of the applicable Matrix Percentage Factor for the above formula shall be made with reference to actual Company annual results with respect to each of the Revenue Factor and the Operating Profit Factor.

The “Revenue Factor” is determined based upon the achievement by the Company of annual corporate revenue targets established by the Administrator in writing not later than 90 days after the commencement of the Plan Year. The Administrator shall certify the actual Revenue Factor in writing after the close of the Plan Year. Revenue shall be measured in accordance with generally accepted accounting principles, excluding certain one-time extraordinary charges as determined by the Administrator and set forth in written resolutions. When the Revenue Factor falls between the stated targets, the Revenue Factor will be determined using a straight-line interpolation approach.

The “Operating Profit Factor” is determined based upon the achievement by the Company of annual corporate operating profit targets established by the Administrator in writing not later than 90 days after the commencement of the Plan Year. The Administrator shall certify the actual Operating Profit Factor in writing after the close of the Plan Year. Operating profit shall be defined as EBIT (Earnings Before Interest and Taxes) and shall be measured in accordance with generally accepted accounting principles, excluding certain one-time extraordinary charges or other adjustments as determined by the Administrator and set forth in written resolutions. When the Operating Profit Factor falls between the stated targets, the Operating Profit Factor will be determined using a straight-line interpolation approach.

(b)
All VIP Payouts shall be paid from the general assets of the Company, but only to the extent that the operating profit of the Company includes accruals for the VIP Payouts.  Notwithstanding anything to the contrary contained herein, the Administrator has the discretion to determine to pay less than the full amount (including to pay zero percent) of the VIP Payout to which any Participant would otherwise be entitled, which determination shall be based upon such factors as the Administrator determines appropriate (including without limitation as a result of the Company’s or a Participant’s failing to achieve one or more objectives with respect to the Plan Year, as a result of which it would be against the best interests of the Company and its shareholders to pay all or any portion of such VIP Payout).

(c)
VIP Payouts shall be unsecured, unfounded obligations of the Company.  To the extent they have any rights under this Plan, Participants’ rights shall be those of general unsecured creditors of the Company.

(d)
In the event of a Participant’s death, participation in the Plan will cease.  Earned prorated VIP Payouts will be paid to the employee’s estate after the end of the Plan Year (as provided in Section 6 below) but only to the extent VIP Payouts are made to other Plan Participants.

(e)
VIP Payouts for Participants designated for participation by the Administrator after the beginning of the fiscal year will be prorated to reflect actual length of service during the Plan Year (with such proration occurring either through the amount of Base Salary reflected in the Payout Formula or otherwise in order to reflect the appropriate amount of VIP Payout given actual length of service).  Proration shall be based upon number of full months worked, with credit being given for a full month of service if the Participant worked for at least 15 calendar days of any month.

(f)
VIP Payouts for Participants with unpaid leaves of absence (other than FMLA or leaves of absence required under federal, state or local law or regulations) exceeding 90 days during the Plan Year (not including PTO used or eligible medical/family leave) will be prorated to exclude the entire leave of absence. VIP Payouts for Participants with leaves of absence less than or equal to 90 days during the Plan Year will not be prorated to exclude the leave of absence.

6. Timing and Form of Payment of VIP Payouts

Subject to the terms and conditions of this Plan, VIP Payouts shall be made on an annual basis by March 1 following the end of the Plan Year, but only after the Administrator has certified the Revenue Factor and Operating Profit Factor for the Plan Year in writing.  VIP Payouts may be made in the form of “Cash Awards” under the SIP, in the form of “Stock Awards” under the SIP, or in any combination of both, as determined by the Administrator.

7. Plan Changes; No Entitlement

Subject, where applicable, to the requirements of Section 162(m)(4)(C) of the Code, the Administrator may at any time amend, suspend or terminate this Plan, including amending any aspect of the Payout Formula or the Performance Graph, and may amend the Plan so as to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code; provided that no amendment of this Plan, the Payout Formula or the Performance Graph shall have the effect of increasing any VIP Payment.  Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder.

8. General Provisions

(a)	Tax Withholding. The Company shall withhold all applicable taxes from any VIP Payout, including any federal, state and local taxes.

(b)
No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Plan.

(c)
Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

(d)
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e)	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Washington, but without regard to its conflict of law provisions.

(f)
Entire Agreement. This Plan, and any resolutions of the Administrator amending, interpreting or administering the Plan, are the entire understanding between the Company and the employee regarding the subject matter of this Plan and supersede all prior bonus or commission incentive plans, whether with the Company or any subsidiary or affiliate thereof or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance or redundancy payments, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payments.